Exhibit 99.1

NEWS RELEASE

Investor Contact:
James Perry, Vice President and Treasurer
Trinity Industries, Inc.
214/589-8412

FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Announces Expansion and Extension of
Revolving Credit Facility

DALLAS – October 22, 2007 – Trinity Industries, Inc. (NYSE:TRN) today announced that it has increased its revolving credit facility from $350 million to $425 million and extended the maturity to October, 2012.

“We are pleased with this increase and extension,” said William A. McWhirter, Trinity’s Senior Vice President and Chief Financial Officer. “This facility provides Trinity with the capital flexibility to support its strategic growth. We are pleased with the confidence shown by our banking partners and appreciate their support.”

Trinity Industries, Inc., headquartered in Dallas, Texas, is a holding company that owns a variety of market-leading businesses which provide products and services to the industrial, energy, transportation and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.

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